Exhibit 2.2
FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
          THIS FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is made as of September 12, 2007 by and between W2007/ACEP HOLDINGS, LLC, a Delaware limited liability company (“Buyer”) and AMERICAN ENTERTAINMENT PROPERTIES CORP., a Delaware corporation (“Seller”).
          WHEREAS, Buyer and Seller entered into that certain Membership Interest Purchase Agreement, dated as of April 22, 2007 (the “Agreement”; capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Agreement); and
          WHEREAS, Seller and Buyer desire to amend and modify the Agreement in the manner set forth below.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1.
AMENDMENTS
          1.1 Definitions. The defined term “Current Liabilities” in Article I is hereby amended by replacing the words “any income tax liabilities” appearing at the end of such definition with the words “:(i) any income tax liabilities, (ii) any liabilities related to or incurred in connection with Incremental Costs and (iii) the amount of any liabilities related to or incurred in connection with Mandatory Capital Improvement Costs to the extent such amount is deducted from the Purchase Price pursuant to Section 2.2(a)(ii).”1
          1.2 Purchase Price. Section 2.2(a) of the Agreement is hereby amended by:
     (a) inserting the words “plus (v) the amount of Incremental Costs, if any” following the words “Working Capital” appearing in the ninth line thereto;
     (b) replacing the words “and (iv)” with the words “, (iv) and (v)” appearing in the ninth line thereto.

[1]	For example, if Seller is obligated to fund $10,000,000 of Mandatory Capital Improvement Costs, and at the Closing Date, Seller has only funded $9,000,000, but has a liability (such as under the terms of an ongoing construction contract, or an unpaid invoice) for $1,000,000 related to Mandatory Capital Improvement Costs, then (i) pursuant to Section 2.2(a)(ii), the Purchase Price would be reduced by $1,000,000 and (ii) pursuant to the definition of Current Liabilities, the $1,000,000 liability will be excluded from Current Liabilities.

          1.3 Capital Improvements. Section 6.15 of the Agreement is hereby amended by replacing Section 6.15 in its entirety with the following:
     (a) Subject to the terms of Section 6.15(b), (c) and (d), Seller hereby covenants and agrees to cause the Companies to fund the amounts for the capital expenditures set forth and described on Section 6.15 of the Disclosure Schedule (the “Mandatory Capital Improvement Costs”) on or prior to the Closing Date. In the event that Seller does not fund all of the Mandatory Capital Improvement Costs as of the Closing Date, then such remaining Mandatory Capital Improvement Costs shall be deducted from the Initial Purchase Price as set forth in Section 2.2(a).
     (b) Notwithstanding this Section 6.15 or any other provision of this Agreement, Buyer hereby agrees and acknowledges that (i) Seller and the Companies may proceed as they determine to be necessary or advisable in their sole discretion to spend up to $2.3 million to repair the Arizona Charlie’s Boulder garage (the “Boulder Garage Expenditure”); (ii) the Boulder Garage Expenditure shall not be in addition to any previously identified Mandatory Capital Improvement Costs, but rather shall reduce the Mandatory Capital Improvement Costs on a dollar for dollar basis (whether or not such Boulder Garage Expenditures constitute “capital expenditures”); and (iii) as a result of making the Boulder Garage Expenditure, Seller shall be excused from performing capital improvements, in its sole discretion, and incurring Mandatory Capital Improvement Costs, to the extent of the aggregate amount of the Boulder Garage Expenditure, which amount shall also reduce the previously identified Mandatory Capital Improvement Costs at each of the Companies;
     (c) Notwithstanding this Section 6.15 or any other provision of this Agreement, with respect to the property known as the ‘Aquarius’, Seller and Buyer agree that Seller shall cause the Companies to fund and make expenditures with respect to hotel rooms and corridors renovations (collectively, “Room Renovation Expenditures”) in accordance with the ‘Proposed Scope’ and ‘Proposed Budget’ rather than the ‘Original Scope’ and ‘Original Budget’, each as described on Section 6.15.2 of the Disclosure Schedule attached to this Amendment; provided that (a) if the Closing occurs, the Purchase Price shall be increased by the amount, if any, of Excess Costs (as defined below) incurred by Seller or the Companies prior to Closing and (b) if the Closing does not occur, Buyer shall reimburse Seller for Incremental Costs (as defined below) incurred (whether before or after the termination of this Agreement). “Incremental Costs” means the sum of (x) amounts of Room Renovation Expenditures incurred by Seller or the Companies with respect to line items of the Proposed Scope that are not included as line items of the Original Scope (e.g., the 32” LCD TVs in the Standard Rooms) plus (y) amounts of Room Renovation Expenditures incurred by Seller or the Companies with respect to line items of the Proposed Scope that are included as line items of the Original Scope to the extent (but only to the extent) that such funded amounts for such line items actually exceed the Original Budget amount for such line items minus (z) amounts of Room Renovation Expenditures saved by Seller or the Companies with respect to line items of the Proposed Scope that are included as line items of the Original Scope to the extent (but only to the extent) that such funded amounts for such line items are actually less than the Original Budget amount for such line items. “Excess Costs” means the amount by which Room Renovation Expenditures exceed $7,000,058.
     In the event the Closing does not occur, Incremental Costs incurred by Seller or the Companies shall be paid by Buyer within 30 days (the “Required Payment Date”) after delivery to Buyer of an invoice therefor, together with bills, receipts or other evidence documenting such Incremental Costs (which may include the delivery of more than one such invoice with such documentation), plus interest from the Required Payment Date to the date of actual payment at a rate of 17.5% per annum, or if less, the highest legally permitted rate of interest. Seller and Buyer acknowledge and agree that, as of July 31, 2007, Seller and the Companies have funded $3.5 million of capital expenditures at the Aquarius which do not constitute Room Renovation Expenditures.”
     For the avoidance of doubt, Room Renovation Expenditures shall constitute Mandatory Capital Improvement Costs required to be funded at the Aquarius as set forth in the line marked “Aquarius” on Section 6.15 of the Disclosure Schedule; and
     (d) Notwithstanding Section 6.1 or any other provisions of this Agreement, Seller and the Companies may take such actions and enter into such agreements as they may deem necessary or advisable in order to engage in all actions contemplated by, or related to, the matters referred to in Section 6.15(b) and (c).
          1.4 Effect of Termination. Section 8.2(c) of the Agreement is hereby amended by:
          (a) inserting the words “Section 6.15 and” following the words “except as set forth in” appearing in the second line thereto; and
          (b) inserting the words “, Section 6.15” following the words “of this Section 8.2” appearing in the eighth line thereto.
          1.5 Disclosure Schedule. The Agreement is hereby amended by adding the Schedule 6.15.2 attached hereto as a new Schedule 6.15.2 to the Disclosure Schedule.
ARTICLE 2.
MISCELLANEOUS
          2.1 Effect of Amendment. Except as modified hereby, the terms and provisions of the Agreement are unchanged and remain in full force and effect.
          2.2 Signatures; Counterparts. This Amendment may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

          2.3 Governing Law. THE INTERNAL LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AMENDMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AMENDMENT.
          2.4 Complete Agreement. This Amendment, the Agreement (including the Disclosure Schedule and any Update and the exhibits and schedules thereto) and the Confidentiality Agreement contain the complete agreement between the Parties hereto and supersede any prior understandings, agreements or representations by or between the Parties, written or oral.
          1.5 Construction. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Amendment. In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Amendment. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Amendment and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Amendment or given effect in interpreting this Amendment. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Amendment, unless otherwise specified. The word “including” means “including, without limitation,” and any reference in this Amendment to the phrase “as of the date hereof” means as of the date of this Amendment. When any Party may take any permissive action, including the granting of a consent, the waiver of any provision of this Amendment or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Amendment. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described.
          1.6 Successors and Assigns. Subject to Section 10.4 of the Agreement, this Amendment and all of the provisions of this Amendment will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered, each by its own representative thereunto duly authorized, as of the date first above written.

SELLER:	AMERICAN ENTERTAINMENT PROPERTIES CORP.

Date executed by Seller

	By:	/s/ Denise Barton

September 12, 2007		Name:	Denise Barton
		Title:	CFO

BUYER:	W2007/ACEP HOLDINGS, LLC

	By:	Whitehall Street Global Real Estate Limited Partnership 2007

Date executed by Buyer:		By:	WH Advisors, L.L.C. 2007

			By:	/s/ David Gutstadt

September 12, 2007				Name: David Gutstadt
Title: Vice President

Schedule 6.15.2
Aquarius Capital Expenditure Scope and Budget

Arizona Tower

		Approved
Original Scope	Proposed Scope	Original Budget	Proposed Budget
Standard Rooms (869 K; 60 DD)	Standard Rooms (260 K; 644 DD)
Headboards	Headboards	187,680	$262,676.00
Bed Sets	Bed Sets	553,900	$518,360.00
Nightstands	Nightstands	—	$181,584.00
Nightstand Lamps	Nightstand Lamps	—	$83,264.00
Dresser	Dresser/TV Chest	—	$418,552.00
Chairs (1 each room)	Activity/Task Chairs	—	$334,480.00
Round Tables	Activity Table	—	$222,384.00
Lamps	Task Lamps	—	$68,704.00
Curtains/Window Treatments	Sheers and Blackout Curtains	—	$631,272.24
Carpet	Carpet, carpet pad and carpet base	231,140	$280,240.00
	Guestroom Wall Covering		$106,672.00
	Bedding (skirt & duvet)		$130,643.36
	Vanity		$316,400.00
	Framed Vanity Mirror		$34,849.20
	32” LCD TVs		$792,808.00

Construction & Installation of Above	Construction & Installation of Above – Including
	new tile tub surrounds, brightwork, paint and
	other bathroom accessories	177,213	$2,892,800.00

	Sub Total	1,149,933	$7,275,688.80

California Tower

		Approved
Original Scope	Proposed Scope	Original Budget	Proposed Budget
Standard Rooms (869 K; 60 DD)	Standard Rooms (260 K; 644 DD)
Headboards	Headboards	111,480	$262,676.00
Bed Sets	Bed Sets	432,875	$518,360.00
Nightstands	Nightstands	107,848	$181,584.00
Nightstand Lamps	Nightstand Lamps	70,720	$83,264.00
Dresser	Dresser/TV Chest	179,800	$418,552.00
Chairs (1 each room)	Activity/Task Chairs	89,900	$334,480.00
Round Tables	Activity Table	67,425	$222,384.00
Lamps	Task Lamps	44,950	$68,704.00
Curtains/Window Treatments	Sheers and Blackout Curtains	336,226	$631,272.24
Carpet	Carpet, carpet pad and carpet base	233,740	$280,240.00
	Guestroom Wall Covering		$106,672.00
	Bedding (skirt & duvet)		$130,643.36
	Vanity		$316,400.00
	Framed Vanity Mirror		$34,849.20
	32" LCD TVs		$792,808.00

Construction & Installation of Above	Construction & Installation of Above - Including
	new tile tub surrounds, brightwork, paint and
	other bathroom accessories	2,175,580	$2,892,800.00

	Sub Total	3,850,544	$7,275,688.80

Casino Suites (30) & Executive Suites (15)	Casino Suites (30) & Executive Suites (15)
Living Room Furniture	Living Room Furniture	110,955	$115,500.00
Flat Screen LCD TVs (2)	Flat Screen LCD TVs (2)	67,500	$99,000.00
Art	Art & Desk Mirror	4,875	$5,742.00
Curtain/Window Treatments	Sheets and Blackout Curtains	33,195	$41,871.60
Headboards	Headboards	6,345	$10,500.00
Bed Sets	Bedsets	21,105	$23,040.00
	Nightstands	2,745	$11,700.00
Nightstand Lamps	Nightstand Lamps	4,500	$5,700.00
Dresser	Dresser/TV Chest	13,995	$27,780.00
Desk or Round Table	Activity Table	8,595	$10,020.00
Desk Chair or Side Chair	Activity/Task Chairs	4,590	$16,650.00
Desk Lamp (Casino Suites only)	Desk Lamp & Floor Lamp	3,765	$8,700.00
Wall Covering	Wall Covering	—	$5,428.63
Carpet	Carpet	15,375	$14,605.97
Bedding	Bedding (skirt & duvet)	5,625	$5,957.10
Lounge Chair & Ottoman	Lounge Chair & Ottoman	13,500	$14,432.55
	Vanity		$21,000.00
	Framed Vanity Mirror		$2,331.00
	Bathroom Sconces		$5,760.00

Construction & Installation	Construction & Installation of Above - Including
	new tile tub surrounds, brightwork, paint and
	other bathroom accessories	187,500	$202,500.00

California Suites	Sub Total	504,165	$648,218.85
Arizona Suites		504,165	$648,218.85

Corridors
Wallpaper	Wallpaper	15,000	$19,500.00
Carpet	Carpet and carpet pad	110,000	$180,780.00
Construction	Construction	220,000	$225,000.00

California Corridors	Sub Total	345,000	$425,280.00
Arizona Corridors		345,000	$425,280.00
	Estimated Freight & Tax	301,251	$760,000.00
	Interior Design Fees		$110,000.00
	Purchasing Fees		$165,000,00

	Sub Total	301,251	$1,035,000.00
			$1,035,000.00
	Added Scope for California Tower		$335,894.90

	Total	7,000,058	$19,104,270.20